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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 2000 relating to the consolidated financial statements and financial statement schedules, which appears in Brooks Automation, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2000. We also consent to the incorporation by reference of our report dated November 15, 2000, except as to the pooling of interests with Progressive Technologies, Inc. which is as of July 12, 2001, relating to the supplementary consolidated financial statements for the years ended September 30, 2000 and 1999 and for the three years in the period then ended, which appears in Brooks Automation, Inc.'s Current Report on Form 8-K dated August 20, 2001.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 19, 2001